                                                                     EXHIBIT 99A

                  PROXY STATEMENT, NOTICE OF ANNUAL MEETING AND
                      FORM OF PROXY FOR THE ANNUAL MEETING
                    OF STOCKHOLDERS TO BE HELD APRIL 26, 2001

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF DIMECO, INC.:


         Dimeco, Inc. hereby gives notice that the Annual Meeting of Shareholders will be held at 2:00 p.m., Eastern Standard Time, on Thursday, April 26, 2001, at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, for the following purposes:

         1. To elect two Class C Directors to serve for a three-year term and until their successors are properly elected and qualified.

         2. To ratify the selection of S. R. Snodgrass, A.C., Certified Public Accountants as the independent auditors of the Company for the fiscal year ending December 31, 2001.

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the meeting.


         Only those shareholders of record at the close of business, at 5:00 p.m., on Friday, March 16, 2001, may vote at the Annual Meeting.

         A copy of the Company's Annual Report for the fiscal year ended December 31, 2000, is being mailed with this notice.

         You are urged to mark, sign, date and promptly return your proxy in the enclosed, postage-prepaid envelope. By so doing, you will assure that your shares will be voted in accordance with your wishes whether or not you personally attend the meeting. The return of your proxy will also help to assure the presence of a quorum at the meeting. Finally, the prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of your proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the Company.

                                        By Order of the Board of Directors


                                        Joseph J. Murray
                                        President & Chief Executive Officer

Honesdale, Pennsylvania
March 30, 2001

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 26, 2001

                                     GENERAL

INTRODUCTION, DATE, PLACE AND TIME OF MEETING

         Dimeco, Inc., a Pennsylvania business corporation and registered bank holding company, is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Company's Annual Meeting of Shareholders and any adjournment or postponement of the meeting. The Annual Meeting will be held at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, on Thursday, April 26, 2001, at 2:00 p.m., Eastern Standard Time.

         The Company's main office is located at The Dime Bank, 820 Church Street, Honesdale, Pennsylvania 18431. The Dime Bank is the wholly-owned subsidiary of the Company and is its sole subsidiary. The telephone number for the Company is (570) 253-1970. All inquiries regarding the Annual Meeting should be directed to Joseph J. Murray, President and Chief Executive Officer.

         The Company is first sending this proxy statement and the enclosed form of proxy to shareholders of the Company on or about March 30, 2001.

SOLICITATION

         By properly filling out, signing and returning the accompanying form of proxy in the enclosed postage-prepaid envelope, you appoint the proxy holders to vote your shares in accordance with your directions on the proxy. Unless a proxy specifies to the contrary, the proxy holders will vote the shares held by the shareholder giving the proxy as follows:

         o FOR the election of the two nominees for Class C Director named below; and
         o FOR the ratification of the selection of S. R. Snodgrass, A.C., Certified Public Accountants, as the independent auditors for the Company for the year ending December 31, 2001.

         The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting and vote in person, after giving written notice to the Secretary of the Company of your intent to vote in person.

         The Company will pay for preparing, assembling, mailing and soliciting proxies. In addition to the use of the mail, certain directors, officers and employees of the Company or the bank intend to solicit proxies personally, by telephone, by facsimile or other similar means without additional compensation. The Company will arrange with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons. Upon request, the Company will reimburse such custodians for their reasonable forwarding expenses.

RIGHT OF REVOCATION

         A shareholder who executes and returns a proxy may revoke the proxy at any time before it is voted only by:

         o Giving written notice of the revocation to Mr. John F. Spall, Secretary, Dimeco, Inc., 820 Church Street, Honesdale, Pennsylvania, 18431;
         o Executing a later-dated proxy and giving written notice of this fact to the Secretary of the Company; or
         o Giving written notice to the Secretary of the Company that the shareholder intends to vote in person at the Annual Meeting.

VOTING SECURITIES AND RECORD DATE

         At the close of business on March 16, 2001, the Company had outstanding 742,847 shares of common stock, $.50 par value per share.

         Only holders of common stock on the Company's records as of the close of business on March 16, 2001, may vote at the Annual Meeting. On all matters to come before the Annual Meeting, each share of common stock entitles its holder to one vote.

QUORUM

         Pennsylvania law requires the presence of a quorum prior to the transaction of business at the Annual Meeting. Section 3.1 of the Company's By-Laws provides that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for the transaction of business at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter, as to votes which the broker withheld authority. Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place, not to exceed 15 days, if a quorum is lacking.

VOTE REQUIRED FOR APPROVAL

         Cumulative voting rights do not exist with respect to the election of directors. Assuming the presence of a quorum, the two nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

         Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by all shareholders, in person or by proxy, who are entitled to vote at the Annual Meeting will be sufficient to approve the selection of S.R. Snodgrass, A.C., Certified Public Accountants, as the auditors of the Company for the year ending December 31, 2001. Abstentions and broker non-votes, which do not count either for or against a proposal, have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares voted from which the required majority is calculated.

               PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY'S STOCK

PRINCIPAL OWNERS

         As of March 16, 2001 there was no person who owned of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of the Company's outstanding common stock.

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES

         The following table indicates the amount and percentage of the common stock of the Company beneficially owned by each director, each nominee for director and all officers and directors of the Company as a group as of March 16, 2001. All shares reported have been rounded to the nearest whole share and are individually owned by the reporting person unless otherwise indicated.

Name of Individual                                Amount and Nature of             Percent of
or Identity of Group                            Beneficial Ownership(1)(2)          Class(3)
--------------------                            --------------------------         ----------
Robert E. Genirs(4)                                       1,100                        --
Barbara Jeanne Genzlinger(5)                                479                        --
John S. Kiesendahl(5)(8)                                 11,796                      1.59%
Joseph J. Murray(4)(9)                                    1,540                         --
Thomas A. Peifer(4)(7)                                    8,736                      1.18%
William E. Schwarz(6)                                     7,425                      1.00%
Henry M. Skier(6)                                        36,270                      4.88%
John F. Spall(5)(7)                                      11,994                      1.61%
Gerald J. Weniger (10)                                    1,607                        --

All Officers and Directors as a
Group (11 persons in total)                              82,968                     11.17%

-----------------------------

 (1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 16, 2001. Beneficial ownership may be disclaimed as to certain of the securities.
 (2)      Information furnished by the Directors, officers and the Company.
 (3)      Less than one percent (1%) unless otherwise indicated.
 (4)      A Class A Director whose term expires in 2002.
 (5)      A Class B Director whose term expires in 2003.
 (6) A Class C Director whose term expires in 2001 and a nominee for Class C Director whose term expires in 2004.
 (7)      All shares are held jointly with his spouse.
 (8) Includes 1,714 shares held individually by Mr. Kiesendahl, 2,571 shares held by his stepson who resides with Mr. Kiesendahl and 7,511 shares held by Woodloch Pines, Inc., of which Mr. Kiesendahl is the President.
 (9) Includes 1,527 shares held jointly by Mr. Murray with his spouse and 13 shares held by his son who resides with Mr. Murray.
(10) On January 4, 2001, Mr. Weniger, a Class C director, resigned from active involvement on the Board of Directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities (in this case the Company's common stock), to file reports of ownership and changes in ownership with the Securities and Exchange Commission, (the "SEC"). SEC regulation requires officers, directors and greater than ten percent shareholders to furnish the Company with copies of all Section 16(a) forms that they file.

         Based solely on its review of the copies of such forms received by it, or on written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the period January 1, 2000 through December 31, 2000 all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.

                              ELECTION OF DIRECTORS

         The Company has a classified Board of Directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of nearly equal number with the terms of the separate classes expiring in successive years. The Company's Board is divided into three classes. Thus, at the 2001 Annual Meeting of Shareholders, successors to the current Class C directors whose terms expire in 2001 shall be elected to hold office for a term of three years.

         In addition, there is no cumulative voting for the election of directors. Accordingly, each share of common stock entitles its holder to cast only one vote for each nominee. For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected. Only the affirmative vote of at least a majority of the shares of common stock represented at the Annual Meeting can elect a nominee to the office of director.

         The Board of Directors of the Company has nominated the following Class C directors to serve as Class C directors for the next three-year term of office. The nominees for re-election this year are as follows:

         o    William E. Schwarz, director of the Company since 1993
         o    Henry M. Skier, director of the Company since 1993

Each nominee has consented to serve a three year term of office and until his/her successor is elected and qualified.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the two nominees for Class C director named above. If any nominee should become unavailable for any reason, the proxy holders will vote the proxies in favor of a substitute nominee as the Board of Directors of the Company shall determine. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. A majority of directors of the Company may fill any vacancy occurring on the Board of Directors of the Company for any reason until the expiration of the term of office of the class where the vacancy existed. Also, pursuant to Section 10.2 of the Company's By-Laws, the Board of Directors may from time to time fix the number of directors and their classifications, except that the number of directors may not be less than three.

                    INFORMATION AS TO NOMINEES AND DIRECTORS

             The following table contains certain information with respect to the current Class A directors, the current Class B directors and the current Class C directors who are also the nominees for Class C director. The terms of office for Class A, B and C directors expire in 2002, 2003 and 2001, respectively.

                                                  Position Held with
                                                   Company and Bank
                        Age as of               and Principal Occupation                    Director Since
Name                 March 16, 2001               for Past Five Years                        Company/Bank
----                 --------------                ------------------                        ------------
CLASS A DIRECTORS WHOSE TERM EXPIRES IN 2002
Joseph J. Murray           61               President and Chief Executive                      1993/1991
                                            Officer of the Company and the Bank

Thomas A. Peifer           58               Superintendent of the                              1993/1987
                                            Wallenpaupack Area School District

Robert E. Genirs           65               Retired 1998; prior                                1998/1998
                                            Chief Administrative Officer -
                                            Lehman Brothers

CLASS B DIRECTORS WHOSE TERM EXPIRES IN 2003

John S. Kiesendahl         54               President - Woodloch                               1993/1985
                                            Pines, Inc. (resort)

Barbara J. Genzlinger      49               Owner - Settlers Inn                               1998/1998
                                            (bed & breakfast)

John F. Spall              54               Secretary of the Company                           1999/1999
                                            Attorney-at-Law


                                                  Position Held with
                                                   Company and Bank
                        Age as of               and Principal Occupation                    Director Since
Name                 March 16, 2001               for Past Five Years                        Company/Bank
----                 --------------                ------------------                        ------------
CURRENT CLASS C DIRECTORS WHOSE TERM EXPIRES IN 2001 AND NOMINEES FOR CLASS C DIRECTORS
WHOSE TERM WILL EXPIRE IN 2004
William E. Schwarz         58               Chairman of the Board of the                       1993/1971
                                            Company and the Bank
                                            President - Edw. J. Schwarz, Inc.
                                            (automobile dealership)

Henry M. Skier             60               President and Treasurer -                          1993/1982
                                            A. M. Skier Agency, Inc.
                                            (independent insurance agency)


         On January 4, 2001, Mr. Weniger, a Class C director, resigned from active involvement on the Board of Directors. Citing his age and desire to enjoy his retirement years with travel, he has accepted the title of Director Emeritus and will continue to serve the Company in this capacity. The Company expects to fill this vacancy after going through a qualifying process for prospective directors.

         During 2000, the Board of Directors of the Company held nine meetings. Directors received no additional remuneration for attendance at meetings of the Board of Directors of the Company. The Board of Directors of the Bank held 26 meetings.

         Each of the Directors, with the exception of Mr. Genirs and Mr. Weniger, attended at least 75% of the total number of Board of Directors and Committee meetings of the Company. Each of the Directors, with the exception of Mr. Genirs, Mr. Weniger and Mr. Skier, attended at least 75% of the total number of Board of Directors and Committee meetings of the Bank's Board of Directors.

         At present, the Board of Directors of the Company has no standing committees. The Company does not have a nominating committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Company in accordance with Section 10.1 of the Company's By-Laws.

           INFORMATION AS TO COMPENSATION OF EXECUTIVES AND DIRECTORS

EXECUTIVE COMPENSATION

         The following table sets forth the total compensation for services in all capacities paid by the Company and the Bank during 2000, 1999 and 1998 to the Company's and the Bank's President and Chief Executive Officer, Mr. Murray. No other officer of the Company and the Bank had total annual compensation that exceeded $100,000 during 2000, 1999, or 1998.

                         SUMMARY COMPENSATION TABLE(1)


                                                       Annual Compensation                Long-term
                                                                                         Compensation
-------------------------------------------------------------------------------------------------------------------------
                                                                                                             All Other
Name and                          Fiscal                              Other Annual         Securities       Compensation
Principal Position                 Year     Salary($)    Bonus($)    Compensation($)    Underlying Options       ($)
------------------------------------------------------------------------------------------------------------------------
Joseph J. Murray, President        2000      134,531      7,988         52,457(2)             4,000               -
and Chief Executive Officer of     1999      131,017      3,878         77,123(3)               -                 -
the Company and Bank               1998      130,179      8,650         55,203(4)               -                 -

========================================================================================================================

(1) From January 1, 1998 through December 31, 2000, the Company did not pay any long-term compensation in the form of stock options, stock appreciation rights, restricted stock or any other long-term compensation, nor did it make any long-term incentive plan payments. Accordingly, no such information is presented in the Summary Compensation Table set forth above. The Company did however award qualified stock purchase option agreements which are shown in the "Option/SAR Grants in Last Fiscal Year" table (below). These stock option purchase agreements were granted in July 2000 and begin vesting in 2001.

(2) Includes $34,044 vested benefit in salary continuation plan, a $9,484 contribution to Mr. Murray's 401(k) profit sharing plan, $7,927 as the incremental costs for an automobile made available to Mr. Murray and $1,002 representing various medical, disability and life insurance premiums.

(3) Includes $56,702 vested benefit in salary continuation plan, a $9,198 contribution to Mr. Murray's 401(k) profit sharing plan, $10,086 as the incremental costs for an automobile made available to Mr. Murray and $1,137 representing various medical, disability and life insurance premiums.

(4) Includes $40,377 vested benefit in salary continuation plan, a $7,688 contribution to Mr. Murray's 401(k) profit sharing plan, $6,210 as the incremental costs for an automobile made available to Mr. Murray and $928 representing various medical, disability and life insurance premiums.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               (INDIVIDUAL GRANTS)

----------------------------------------------------------------------------------------------------------
                                 Number of     Percent of total
                                 securities       options/SARs
                                 underlying       granted to
                                options/SARs      employees in    Exercise or base
Name                             granted (#)     fiscal year         price ($/Sh)      Expiration date
----------------------------------------------------------------------------------------------------------
Joseph J. Murray, President       4,000(1)           10%                 $26.50            3/15/2010
and Chief Executive Officer of
the Company and Bank

==========================================================================================================

(1) Qualified stock purchase options, awarded in July 2000, which includes 1,320 shares that become vested (7/1/01), 1,320 shares that become vested (7/01/02), and 1,360 shares that become vested (7/01/03).


                                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                             AND 12/31/00 OPTION VALUE

------------------------------------------------------------------------------------------------
                                                              Number of
                                                              securities
                                                              underlying        Value of
                                                              unexercised     unexercised in-
                                                               options at    the-money options
                                Shares                        12/31/00 (#)    at 12/31/00 ($)
                              Acquired on    Value realized   Exercisable/     Exercisable/
Name                           Excise (#)        ($)          Unexercisable     Unexercisable
------------------------------------------------------------------------------------------------
Joseph J. Murray                     -              -            0/4,000          0/$8,520
================================================================================================

SALARY CONTINUATION PLAN FOR EXECUTIVE OFFICERS

         Joseph J. Murray has served as the Company's and the Bank's President and Chief Executive Officer since 1993 and Chief Executive Officer of the Bank since 1986. Maureen H. Beilman has served as the Company's and the Bank's Treasurer since 1993, the Bank's Secretary from 1997 until 1999, the Company's Assistant Secretary since 1997, as Chief Financial Officer of the Company and the Bank since 1999 and Controller of the Bank from 1988 until 1999. Gary C. Beilman has served as Executive Vice President of the Company and the Bank for the year 2000, Vice President of the Company from 1993 to 1999, as Vice President of the Bank from 1989 until 1999, and as Senior Vice President of the Company and the Bank during 1999.

         As a result of these officers' active involvement and experience in the affairs of the Bank, the Bank has depended upon, and continues to depend upon, their continued employment. The Bank does not maintain employment contracts or key man insurance, other than in connection with the salary continuation plans described below, with respect to Messrs. Murray and Beilman and Ms. Beilman. However, in 1995, the Bank entered into agreements to establish a non-qualified salary continuation plan for these officers. If an officer continues to serve as an officer of the Bank until he or she attains age sixty-five (65), the Bank agrees to pay that officer 120 guaranteed consecutive monthly payments commencing on the first day of the month following the officer's 65th birthday. If the officer attains sixty-five (65) years of age, but dies before receiving all of the guaranteed monthly payments, or dies before age sixty-five (65) while serving as an officer, then the Bank will make the remaining payments to that officer's designated beneficiary or to the representative of his or her estate. The Bank has obtained life insurance (designating the Bank as beneficiary) on the life of each participating officer in an amount which is intended to cover the Bank's obligations under the Salary Continuation Plan, based upon certain actuarial assumptions. In 2000, the Bank accrued $54,159 as an expense for the Salary Continuation Plan. Income realized from increases in the cash surrender values of the life insurance policies in 2000 was $59,746.

2000 STOCK INCENTIVE PLAN

         On March 16, 2000, the Company's Board of Directors adopted the 2000 Stock Incentive Plan to benefit key Bank officers and employees. The plan is administered by a committee of three outside directors. A total of 60,000 shares were reserved for issuance under the plan; 40,000 were awarded on July 1, 2000 to sixteen employees. The options are generally subject to a vesting schedule with 1/3 of the options vesting each year and were granted at fair market value on the date of the grant. Unless previously terminated by the Board of Directors, the Plan will terminate on, and no options will be granted after March 16, 2010.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Board of Directors of Dimeco, Inc. is responsible for the governance of the Company and its subsidiary, The Dime Bank. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of the Company's shareholders, customers and the communities served by the Company and the Bank. To accomplish the strategic goals and objectives of the Company, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the Company's strategic mission. The Bank provides compensation to the employees of the Company and the Bank.

         The fundamental philosophy of the Company's and the Bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The compensation program is administered by a Compensation Committee comprised of three outside directors. The objectives of the Committee are to establish a fair compensation policy to govern executive officers' base salaries and incentive plans to attract and motivate competent, dedicated and ambitious managers whose efforts will enhance the products and services of the Company, the results of which will be improved profitability, increased dividends to our shareholders and subsequent appreciation in market value of our shares.

         The Compensation Committee after reviewing and evaluating the performance of the Company's and Bank's top executive officers submit compensation recommendations for the next fiscal year to the entire Board of Directors for each of the executives evaluated. The full Board of Directors then votes on whether to approve the compensation proposals put forth. The top executives whose compensation is determined by the committee include the President and Chief Executive Officer, the Executive Vice President and the Chief Financial Officer and Treasurer and all other Vice Presidents. As a guideline for review in determining base salaries, the committee uses information from "L.R. Webber Associates, Inc. Survey Report" which includes Pennsylvania peer group banks, based on the total assets and region of the state in which the banks are located.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Board of Directors has determined that the Chief Executive Officer's 2000 compensation of $134,531 is appropriate in light of the following Company performance accomplishments over the past five years:

         o    fifty-four percent (54%) increase in net income
         o    fifty-seven percent (57%) increase in net loans
         o    forty-six percent (46%) increase in deposits
         o    fifty-three percent (53%) increase in total assets

In addition, the Company, through its bank subsidiary, has introduced a number of new loan and deposit products over this time frame and has expanded its role in the camping industry, a profitable sector for the Company. Mr. Murray introduced the team management style which has proven to be a very effective method of including all levels of management in the operation of the Company and expanded the effectiveness in 2000 with the addition of the "Profit Improvement Team". There is, however, no direct correlation between the CEO's compensation, the CEO's increase in compensation and any of the above criteria, nor is there any weight given by the committee to any of the above specific individual criteria. Such increase in the CEO's compensation is based on the committee's subjective determination after review of all information that it deems relevant, including the above.

EXECUTIVE OFFICERS COMPENSATION

         The Compensation Committee submits to the full Board of Directors for the Board's approval, their recommendations for compensation of the Company's and the Bank's executive officers. Compensation increases were determined by the committee based on its subjective analysis of each individual's contribution to the Company's strategic goals and objectives. In determining whether strategic goals have been achieved, the committee considers among numerous factors, the following: the Company's performance as measured by earnings, revenues, return on assets, return on equity, market share, total assets and non-performing loans. In addition, the expansion of the Company's penetration into the camping industry and implementation of the team management style along with the success of the Profit Improvement Team in 2000 was considered. Although performance and increases in compensation were measured in light of these factors, there is no direct correlation between any such criteria in the committee's analysis. The determination by the committee is subjective after review of all information, including the above, it deems relevant.

         Total compensation opportunities available to the employees of the Bank are influenced by general labor market conditions, the specific responsibilities of the individual and the individual's contributions to the Company's success. Individuals are reviewed annually on a calendar year basis. The Bank strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the Company strives to meet its strategic goals and objectives to its constituencies and provide compensation that is fair and meaningful to its employees.

                         This report is Submitted By The Compensation Committee:
                                 John S. Kiesendahl
                                 Robert E. Genirs
                                 Henry M. Skier

           BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION IN
                             COMPENSATION DECISIONS

         Joseph J. Murray, President and Chief Executive Officer of the Company and the Bank is a member of the Board of Directors. Mr. Murray makes recommendations to the Board of Directors regarding compensation for all employees. The recommendations are submitted to the entire Board of Directors to be voted upon to establish compensation policies. Mr. Murray does not participate in the discussions and decision relating to his base salary and cash bonus.

DIRECTORS' COMPENSATION

         Directors received no remuneration for attendance at meetings of the Board of Directors of the Company. Each outside Director of the Bank received $11,000 for his or her services as a Director in 2000. In 2000, the Directors of the Bank received $88,000, in the aggregate, for attendance at Board and committee meetings.

DIRECTOR DEFERRED COMPENSATION PLANS

         The Bank has entered into agreements with two directors to establish non-qualified deferred compensation plans. Mr. Skier is deferring substantially all of the payment of his directors' fees described above. The plan is equal to a sum of money measured by the collateral assignment portion between the director and the Bank accruing during the term of his office in connection with the director's agreement with the Bank. If the director's office is terminated due to his death or disability while still named as a director of the Bank, the Bank shall make the payment at the termination of service, if disabled, or to his beneficiary, if deceased. The plan is fully funded by a split dollar life insurance policy on the life of Mr. Skier. The plan for Mr. Kiesendahl is recorded by the Bank in a deferred compensation account for his benefit. He is entitled to receive all amounts credited to the account as of the date of termination of service. If termination is due to his death, his beneficiary will be entitled to receive all amounts credited to the account as of the date of his death, either in installments or as a lump sum, at the Bank's discretion. Mr. Kiesendahl chose not to defer any portion of his director's fees during 2000. Although Messrs. Skier and Kiesendahl are the only directors who have entered into these agreements as of this date, the Bank has offered these plans to all directors and may enter into substantially similar plans with its remaining directors.

2000 INDEPENDENT DIRECTORS STOCK OPTION PLAN

         On March 16, 2000 the Company's Board of Directors adopted the 2000 Independent Directors Stock Option Plan to benefit directors of the Company. The plan is administered by a committee of three outside directors. A total of 25,000 shares were reserved for issuance under the plan; 20,000 were awarded on July 1, 2000 to eight outside directors. The options are generally subject to a vesting schedule with 1/3 of the options vesting each year and were granted at fair market value on the date of the grant. Unless previously terminated by the Board of Directors, the Plan will terminate on, and no options shall be granted after March 16, 2010.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There have been no material transactions since January 1, 2000, nor are any such transactions currently proposed, to which the Company or the Bank was or is to be a party and in which any director, nominee for director or executive officer of the Company, or any beneficial owner of more than 5% of the common stock of the Company (or any associate thereof), had or will have a material interest. The Company and the Bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and executive officers of the Company and the Bank and their respective associates on comparable terms and with similar interest rates as those prevailing from time to time for other non-affiliated customers of the Company and the Bank. Total loans outstanding from the Company and the Bank, at December 31, 2000, to the Company's and the Bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $5,226,149 or 27.1% of the Bank's total equity capital accounts. This was the largest amount of indebtedness outstanding at any time during fiscal year 2000 to the above identified group. Such loans do not involve more than the normal risk of collectibility nor do they present other unfavorable features.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth, as of March 16, 2001, selected information about the principal officers of the Company, each of whom is selected by the Board of Directors and each of whom holds office at the discretion of the Board of Directors. All reported shares have been rounded to the nearest whole share.

                                                                           Bank              Number of               Age as of
                                                              Held       Employee         Company Shares             March 16,
Name                        Office/Position with Company      Since        Since        Beneficially Owned              2001
----                        ----------------------------      -----      --------       ------------------           ---------
William E. Schwarz          Chairman                          1993          (1)               7,425                      58

Joseph J. Murray(2)         President and CEO                 1993         1986               1,540                      61

John F. Spall               Secretary                         2001          (1)              11,994                      54

Maureen H. Beilman(2)       CFO, Treasurer
                            and Asst. Secretary               1999         1988                 994                      45

Gary C. Beilman(2)          Executive Vice President          2000         1989               1,027                      46

-------------
(1) Messrs. Schwarz and Spall have never been full-time employees of the Bank.

(2) Messrs. Murray and Beilman and Ms. Beilman are full-time employees of the Bank. Mr. Beilman is Ms. Beilman's brother-in-law.

                         EXECUTIVE OFFICERS OF THE BANK

         The following table sets forth, as of March 16, 2001, selected information about the principal officers of the Bank, each of whom is selected by the Board of Directors of the Bank and each of whom holds office at the discretion of the Board of Directors of the Bank. All shares reported have been rounded to the nearest whole share.

                                                                           Bank              Number of               Age as of
                                                              Held       Employee         Company Shares             March 16,
Name                        Office/Position with Company      Since        Since        Beneficially Owned              2001
----                        ----------------------------      -----      --------       ------------------           ---------
William E. Schwarz          Chairman                          1986          (1)               7,425                     58

Joseph J. Murray            President and CEO                 1993         1986               1,540                     61

Gary C. Beilman(2)          Executive Vice President          2000         1989               1,027                     46

Maureen H. Beilman(2)       CFO and Treasurer                 1999         1988                 994                     45

L. Jill George              Vice President                    1999         1983                 328                     39

-----------

(1)      Mr. Schwarz has never been a full-time employee of the Bank.

(2)      Mr. Beilman is Ms. Beilman's brother-in-law.


                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Company's Board of Directors is comprised of all directors who are not employees of the Bank or the Company. The Company's Board of Directors has not adopted a written charter for the Audit Committee. However, the Audit Committee, in fulfilling its oversight responsibilities regarding the audit process:

o reviewed and discussed the fiscal year 2000 audited financial statements with management;

o        discussed with the independent auditors, S.R. Snodgrass, A.C.
         ("Snodgrass"), the matters required to be discussed by Statement on Account Standards No. 61 (Codification of Statements on Auditing Standards, AU 380, as amended or supplemented); and

o reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as modified or supplemented), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

         Based upon the review and discussions referred to above and the Audit Committee's review of management's representations, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements for the year ended December 31, 2000 in the corporation's Annual Report on Form 10-KSB and filed with the Securities and Exchange Commission.

         Aggregate fees billed to the Company and the Bank by Snodgrass, the independent accountants, for services rendered during the year ended December 31, 2000, were as follows:

Audit fees                                                 $ 38,045
Financial Information Systems Design and                   $      0
Implementation Fees
All Other Fees                                             $140,773


         During 2000, in addition to the services specifically mentioned above, the Bank used Snodgrass' consulting services to facilitate the Profit Improvement Plan. Fees paid to them for this nonrecurring service in 2000 were $60,388. Management estimates the annual increase in net income to be approximately $400,000.

         This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, except to the extent that the corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The foregoing report has been furnished by the current members of the Audit Committee.

                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the ratification of the selection of S. R. Snodgrass, A.C. ("Snodgrass"), Certified Public Accountants, as the Company's independent public accountants for its fiscal year ending December 31, 2001. The Company has been advised by Snodgrass that none of its members has any financial interest in the Company. Ratification of Snodgrass will require an affirmative vote of a majority of the shares of common stock represented at the Annual Meeting. Snodgrass served as the Company's independent public accountants for the Company's 2000 fiscal year.

         In addition to performing customary audit services, Snodgrass assisted the Company with the preparation of its federal and state tax returns, provided consulting services and provided assistance in connection with regulatory matters, charging the Company for such services at its customary hourly billing rates. These non-audit services were approved by the Company's and the Bank's Board of Directors, after due consideration of the effect of the performance on the independence of the accountants and after the conclusion by the Company's and the Bank's Board of Directors that there was no effect on the independence of the accountants. Snodgrass was engaged by the Bank's Board of Directors to perform internal audit, compliance and loan review services in 2000 and has been hired to perform internal audit and compliance services in 2001. The issue of independence as it pertains to the external audit services provided by Snodgrass has been reviewed by the Board of Directors. They believe that this arrangement will not compromise the independence of Snodgrass in their role as external auditor.

         In the event that the shareholders do not ratify the selection of Snodgrass as the Company's independent public accountants for the 2001 fiscal year, another accounting firm will be chosen to provide independent public accountant audit services for the 2001 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Snodgrass as the auditors for the Company for the year ending December 31, 2001.

         It is understood that even if the selection of Snodgrass is ratified, the Board of Directors, at its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its shareholders.

                                LEGAL PROCEEDINGS

         In the opinion of the management of the Company, there are no proceedings pending to which the Company and the Bank is a party or to which its property is subject, which, if determined adversely to the Company and the Bank, would be material in relation to the Company's and the Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary routine litigation incident to the business of the Company and the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Company and the Bank by government authorities.

                                  ANNUAL REPORT

         A copy of the Company's Annual Report for its fiscal year ended December 31, 2000, is being mailed with this proxy statement. A representative of Snodgrass, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative of Snodgrass will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.

                              SHAREHOLDER PROPOSALS

         Any shareholder, who in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company's Proxy Statement for its 2002 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Dimeco, Inc. at the principal executive offices of the Company at The Dime Bank, 820 Church Street, Honesdale, Pennsylvania 18431, not later than Friday, December 28, 2001.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the proxy statement or referred to in the Notice of Annual Meeting of Shareholders. However, if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                             ADDITIONAL INFORMATION

         In accordance with Securities Exchange Act Rule 14a-3(3)(1), Dimeco, Inc. in the future, intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. This method of delivery is known as "householding". Upon written or oral request, Dimeco, Inc. will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Further, shareholders can notify Shareholder Relations at P.O. Box 509, Honesdale, PA 18431 or by calling 570-253-1970 and informing us that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future. In addition, if you are receiving multiple copies of Dimeco, Inc.'s annual report or proxy statement, you may request that we deliver only a single copy of annual reports or proxy statements by notifying us at the above address or telephone number.

         Upon written request of any shareholder, a copy of the Company's report on Form 10- KSB for its fiscal year ended December 31, 2000, including the financial statements and the schedules thereto, required to be filed with the SEC, may be obtained, without charge, from Maureen H. Beilman, Chief Financial Officer, Dimeco, Inc., 120 Sunrise Avenue, P.O. Box 509, Honesdale, Pennsylvania 18431, telephone: (570) 253-1970.

         In addition, a copy of the Annual Disclosure Statement of The Dime Bank may also be obtained, without charge, from Maureen H. Beilman, Chief Financial Officer.

                                  DIMECO, INC.

                                      PROXY

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 26, 2001 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby constitutes and appoints Jerome D. Theobald and Susan Wright and each and either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Dimeco, Inc. that the undersigned may be entitled to vote at the Company's Annual Meeting of Shareholders to be held at the Operations Center of The Dime Bank, 120 Sunrise Avenue, Honesdale, Pennsylvania 18431, on Thursday, April 26, 2001, at 2:00 p.m. Eastern Standard Time, and at any adjournment or postponement of the meeting as follows:

1.       ELECTION OF CLASS C DIRECTORS

                  WILLIAM E. SCHWARZ                                  HENRY M. SKIER

                  [ ]      FOR all nominees listed           [ ]      WITHHOLD AUTHORITY
                           above (except as provided                  to vote for all nominees
                           to the contrary below)                     listed above

         (INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
         WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

               __________________________________________________

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED ABOVE.

2.       RATIFICATION OF THE SELECTION OF S. R. SNODGRASS, A.C., CERTIFIED PUBLIC
         ACCOUNTANTS, AS THE AUDITORS OF THE COMPANY FOR THE YEAR ENDING
         DECEMBER 31, 2001.

                  [ ]      FOR             [ ]      AGAINST           [  ]      ABSTAIN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED BY THE
UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
ALL NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.

                                                              Dated ____________________________, 2001

                                                              ________________________________________

                                                              ________________________________________
                                                                            Signature(s)


Number of Shares Held of
Record on March 16, 2001: _______________

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER AND RETURNED PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER MUST SIGN.